Exhibit 99.1

Kraton Corporation Announces Successful Closing of Term Loan Refinancing
HOUSTON, March 8, 2018 - Kraton Corporation (NYSE: KRA) (the “Company”) and certain of its wholly owned subsidiaries today announced the closing of an amendment to its existing senior secured term loan facility ("Term Loan Facility") that:

•	increased borrowing under the Euro-denominated tranche of the Term Loan Facility (the "Euro Tranche") by 150 million Euros to 315 million Euros;

•
re-priced the Euro Tranche from EURIBOR plus 2.50% to EURIBOR plus 2.00%, with a 0.75% floor, and re-priced the U.S. dollar denominated tranche of the Term Loan Facility from LIBOR plus 3.00% to LIBOR plus 2.50%, with a 1.00% floor; and

•	extended the maturity date of the Term Loan Facility from January 6, 2022 to March 8, 2025.
Proceeds from the additional borrowings under the Euro Tranche, plus available cash on hand, were used prepay $185 million of the then outstanding $485 million balance under the USD Tranche.
“The success of this most recent refinancing reflects the ongoing optimization of our capital structure and credit profile. The refinancing represents annualized cash interest savings of approximately $5.9 million,” said Stephen E. Tremblay, the Company's Executive Vice President and Chief Financial Officer. “We are focused on other near-term opportunities to improve our capital structure and we remain fully-committed to closing fiscal year 2018 with our consolidated net debt leverage below four turns,” said Tremblay.
J.P. Morgan, Deutsche Bank, and Credit Suisse were joint lead arrangers and joint bookrunners for the transaction.

FORWARD LOOKING STATEMENTS
Some of the statements in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are characterized by the use of words such as “expects,” “intends,” “plans,” or “anticipates”.
All forward-looking statements in this press release, including statements regarding anticipated benefits from the refinancing of the Term Loan Facility and the expectations for year end 2018 leverage are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: anticipated benefits from the refinancing of the Term Loan Facility; the Company's ability to repay its indebtedness and risks associated with incurring additional indebtedness; the Company's reliance on third parties for the provision of significant operating and other services; conditions in, and risks associated with operating in, the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in the Company's end-use markets; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.
For Further Information:
H. Gene Shiels
281-504-4886